EXHIBIT 21.1

TARRANT APPAREL GROUP

Subsidiaries

Name	Jurisdiction of Organization
Private Brands, Inc.	California

Fashion Resource (TCL), Inc.	California

Tag Mex, Inc.	California

Rocky Apparel, LLC	Delaware

Tag Mex, LLC	California

PBG7, LLC	California

Jane Doe International, LLC	Delaware

Tarrant Company Limited	Hong Kong

Marble Limited	Hong Kong

Trade Link Holdings Limited	Hong Kong

Jane Doe Hong Kong Ltd.	Hong Kong

Tarrant Company (HK) Limited	Hong Kong

Tarrant Mexico, S. de R.L. de C.V.	Mexico